Exhibit 99.a.1.C

INSTRUCTIONS TO PSE BROKERS

on the offer of EGS Acquisition Co LLC or its assignee

to purchase shares of eTelecare Global Solutions, Inc.

In connection with the offer by EGS Acquisition Co LLC, a Delaware limited liability company (“EGS”) or its assignee to purchase all of the issued and outstanding common shares, par value PhP2.00 per share, (“Common Shares”) of eTelecare Global Solutions, Inc., a Philippine corporation (the “Company”), and all American Depositary Shares of the Company, each representing one Common Share (the “ADSs” and, together with the Common Shares, the “Shares”), at a price per Share of $9.00, in cash, (the “Offer Price”) without interest thereon and less any required taxes or costs the Purchaser, the Company or any paying agent may be required to deduct or withhold, in accordance with applicable law, including payment of any stock transaction taxes, brokers’ commissions and other fees customarily for the account of a seller in connection with the “crossing” of the Common Shares on the Philippine Stock Exchange, Inc. (“PSE”), (the “Offer”) the following are the instructions for PSE Brokers whose clients have issued instructions to accept and sell Common Shares into the said offer:

1.               PSE Brokers are required to electronically transfer the Common Shares being tendered by their clients to Deutsche Regis Partners Inc. (the “Common Share Information and Depositary Agent”), PDTC Account No. B209.

2.               For each PSE Broker transacting a transfer of the Common Shares to the Common Share Information and Depositary Agent, the Philippine Depository and Trust Corporation’s charges for the share transfer and any subsequent withdrawal will be for the PSE Broker’s account.

3.               The Summary of Terms of the Offer (Annex A of the Application to Sell Common Shares, which is Exhibit B of the filed Philippine SEC Form 19-1) forms part of these instructions.

Only those shares electronically transferred to the Common Share Information and Depositary Agent as of 2:00 p.m. Philippines time, 1:00 a.m. New York City time, on December 11, 2008 (the “Expiration Date”) are eligible for the Offer, unless the Offer is extended, subject to approval by the Philippine SEC, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

For orderly transfer and accurate tracking, the PSE Broker should deliver an original letter to the Common Share Information and Depositary Agent (in the form attached as Annex 1) citing the exact number of Common Shares being transferred.

The PSE Broker should retain a copy of their completed and executed Application to Sell Common Shares and supporting documentation for their records prior to delivering such documentation to the Common Share Information and Depositary Agent.

Annex 1

(to Instructions to PSE Brokers)

Form of Letter to DEUTSCHE REGIS

From PSE Brokers

Delivering Shares of Their Clients

[Date]

DEUTSCHE REGIS PARTNERS INC.

Attention:              Mr. Arnold Palada/Ms. Judith Tañedo

Gentlemen:

            (Name of PSE Broker)     is delivering              (      ) common shares, par value PhP2.00, of eTelecare Global Solutions, Inc., a Philippine corporation, (“Common Shares”) from our client/s who have issued instructions to participate in the Offer made by EGS Acquisition Co LLC, a Delaware limited liability company, (“EGS”) or its assignee under the Summary of Terms of the Tender Offer (Annex A to Exhibit B to the Philippines SEC Form 19-1 dated November 10, 2008 filed by EGS Acquisition Co LLC, which we have read and understood).  On behalf of such clients, we hereby commit to sell the Common Shares and authorize Deutsche Regis Partners Inc. (the “Common Share Information and Depositary Agent”) to sell these Common Shares to EGS or its assignee under the Summary of Terms of the Tender Offer. These Common Shares will be held in the custody of the Common Share Information and Depositary Agent until such time that the transfer of Common Shares to EGS or its assignee has been effected by the Common Share Information and Depositary Agent in accordance with the terms of the Offer.

Thank you.

Very truly yours,

[PSE Broker’s Name]

Signature over Printed Name	PCD Account No.
of Authorized Signatory/ies

Telephone Number:
Fax Number:

Deutsche Regis Partners Inc hereby accepts                 Common Shares from                  and shall hold these shares in custody under the Summary of Terms of the Tender Offer.

Acceptance and Conforme:

Deutsche Regis Partners Inc

Signature over Printed Name of
Authorized Signatory
Date: